SYNOVUS FINANCIAL CORP.

                            COMPUTATION OF NET INCOME
                                PER COMMON SHARE
                      (In thousands, except per share data)
                                   (Unaudited)


                              Twelve Months Ended December 31, 1997     Twelve Months Ended December 31, 1996
--------------------------------------------------------------------------------------------------------------
                                             Average     Per Share                     Average     Per Share
                                Income       Shares       Amount          Income       Shares       Amount
--------------------------------------------------------------------------------------------------------------
Basic EPS

  Net Income                   $165,236      174,814         0.95         139,604      174,199         0.80

  Effect of Dilutive Options          0        2,296                            0        1,690
--------------------------------------------------------------------------------------------------------------

EPS - Assuming Dilution        $165,236      177,110         0.93         139,604      175,889         0.79
==============================================================================================================



                               Three Months Ended December 31, 1997       Three Months Ended December 31, 1996
--------------------------------------------------------------------------------------------------------------
                                              Average     Per Share                     Average     Per Share
                                Income        Shares       Amount          Income       Shares       Amount
--------------------------------------------------------------------------------------------------------------
Basic EPS

  Net Income                   $ 47,006      175,092         0.27          41,661      174,497         0.24


  Effect of Dilutive Options          0        2,402                            0        2,125
--------------------------------------------------------------------------------------------------------------

EPS - Assuming Dilution        $ 47,006      177,494         0.26          41,661      176,622         0.24
==============================================================================================================


All information presented in Exhibit 11.1 reflects the three-for-two stock split declared by the Synovus Board of Directors on March 10, 1997, effective April 8, 1997, to shareholders of record on March 21, 1997.

Options to purchase 844,892 shares of common stock at $27.56 per share were outstanding during the second half of 1997 but were not included in the computation of diluted earnings per share since the options' exercise price was greater than the average market price of the common shares. The options, which expire on June 30, 2005, were still outstanding at December 31, 1997.